AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 2003
                                             REGISTRATION NO. 333-______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                               AROTECH CORPORATION
             (Exact name of Registrant as specified in its charter)

                                 --------------

               DELAWARE                                  95-4302784
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

                                                                     MICHELLE BERKLEY
                AROTECH CORPORATION                                AROTECH CORPORATION
             632 BROADWAY, SUITE 1200                            632 BROADWAY, SUITE 1200
             NEW YORK, NEW YORK 10012                            NEW YORK, NEW YORK 10012
      TEL: (646) 654-2107 FAX: (646) 654-2187            TEL: (646) 654-2107 FAX: (646) 654-2187
(Address, including ZIP code, and telephone number,    (Address, including ZIP code, and telephone
  including area code, of Registrant's principal        number, including area code, of agent for
                executive offices)                                       service)

                                 --------------

       COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE
                             AGENT FOR SERVICE, TO:

         PETER H. EHRENBERG, ESQ                        YAAKOV HAR-OZ, ADV.
        STEVEN M. SKOLNICK, ESQ.                 VICE PRESIDENT AND GENERAL COUNSEL
          LOWENSTEIN SANDLER PC        AND              AROTECH CORPORATION
          65 LIVINGSTON AVENUE                        WESTERN INDUSTRIAL ZONE
     ROSELAND, NEW JERSEY 07068                      BEIT SHEMESH 99000, ISRAEL
TEL: (973) 597-2500 FAX: (973) 597-2400    TEL: +(972-2) 990-6623 FAX: +(972-2) 990-6688

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                 --------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                        PROPOSED MAXIMUM         PROPOSED        AMOUNT OF
                                                        AMOUNT TO BE     OFFERING PRICE      MAXIMUM AGGREGATE  REGISTRATION
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED(1)     REGISTERED        PER UNIT         OFFERING PRICE       FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share                      (3)              (3)             $  20,000,000     $2,534.00
Warrants to purchase Common Stock
============================================================================================================================

 (1) The common stock and warrants covered by this Registration Statement may be sold or otherwise distributed separately or together. This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as shares of common stock issuable upon the exercise of the common stock purchase warrants.

 (2) Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate public offering price of the securities registered hereby exceed $20,000,000.

 (3) The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act.
================================================================================

                                 --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED NOVEMBER 25, 2003

                                 [AROTECH LOGO]
                                   CORPORATION

                                   $20,000,000

                                  COMMON STOCK

                        WARRANTS TO PURCHASE COMMON STOCK

                                 --------------

     We may offer from time to time in one or more issuances, (1) shares of our common stock and (2) warrants to purchase shares of our common stock. In this Prospectus, we refer to the common stock and the warrants collectively as the "Securities."

     The common stock and the warrants may be offered and sold separately or together. The aggregate public offering price of the Securities that we are offering will not exceed $20,000,000. We will offer the Securities in an amount and on terms that market conditions will determine at the time of the offering. Our common stock is listed on the Nasdaq National Market under the ticker symbol "ARTX." The last reported sale price for our common stock on November 24, 2003 as quoted on the Nasdaq National Market was $2.51 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 6 FOR VARIOUS RISKS THAT YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK.

     We will provide you with the specific terms of the particular Securities being offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this prospectus is             , 2003

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
Summary.............................................................     3
Risk Factors........................................................     6
Information Regarding Forward-Looking Statements....................    16
Use of Proceeds.....................................................    16
Plan of Distribution................................................    16
Description of Capital Stock........................................    18
Description of Common Stock Warrants................................    19
Legal Matters.......................................................    19
Experts.............................................................    20
Where You Can Find Additional Information...........................    20
Incorporation of Documents by Reference.............................    21

                                 --------------

         Unless the context otherwise requires, references to us refer to Arotech Corporation (formerly known as Electric Fuel Corporation) and its subsidiaries.

--------------------------------------------------------------------------------

                                     SUMMARY

         The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the "Risk Factors" section, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we," "us," "our" and similar terms refer to Arotech Corporation and its subsidiaries and not to the selling stockholders.

         Arotech(TM) is a trademark, and Electric Fuel(R) is a registered trademark, that belongs to us. All company and product names mentioned may be trademarks or registered trademarks of their respective holders.

                                    ABOUT US

         We are a world leader in primary and refuelable Zinc-Air fuel cell technology, engaging directly and through our subsidiaries in the use of Zinc-Air battery technology for defense and security products and other military applications and for electric vehicles, in car armoring, and in interactive multimedia use-of-force simulators. Until September 17, 2003, we were known as Electric Fuel Corporation. We operate in two business units:

         >> we develop, manufacture and market defense and security products, including advanced hi-tech multimedia and interactive digital solutions for training of military, law enforcement and security personnel, sophisticated lightweight materials and advanced engineering processes to armor vehicles, and homeland security consulting and other services; and

         >> we pioneer advancements in Zinc-Air battery technology for defense and security products and other military applications and for electric vehicles.

DEFENSE AND SECURITY PRODUCTS

     INTERACTIVE USE-OF-FORCE TRAINING

         Through our wholly-owned IES Interactive Training subsidiary, we provide specialized "use of force" training for police, homeland security personnel and the military. We offer products and services that allow organizations to train their personnel in safe, productive, and realistic environments. We believe that our training systems offer more functionality, greater flexibility, unprecedented realism and a wider variety of user interface options than competing products. Our systems are sold to corporations, government agencies, military and law enforcement professionals around the world. The simulators are currently used by some of the worlds leading training academies, including (in the United States) the Secret Service, the Bureau of Alcohol, Tobacco and Firearms, the Houston Police Department, the Customs Service, the Border Patrol, the Bureau of Engraving and Printing, the Coast Guard, the Federal Law Enforcement Training Centers, the California Department of Corrections, the Detroit Police Department, the Washington DC Metro Police and international users such as the Israeli Defense Forces, the German National Police, the Royal Thailand Army, the Hong Kong Police, the Russian Security Police, and over 400 other training departments worldwide.

         Our interactive training systems range from the powerful Range 3000 use-of-force simulator system to the multi-faceted A2Z Classroom Training system. The Range 3000 line of simulators addresses the entire use of force training continuum in law enforcement, allowing the trainee to use posture, verbalization, soft hand skills, impact weapons, chemical spray, low-light electronic weapons and lethal force in a scenario based classroom environment. The A2Z Classroom Trainer provides the trainer with real time electronic feedback from every student through wireless handheld keypads. The combination of interactivity and instant response assures that learning takes place in less time with higher retention.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     VEHICLE ARMORING

         Through our majority-owned MDT Protective Industries Ltd. and MDT Armor Corporation subsidiaries, we specialize in using state-of-the-art lightweight ceramic materials, special ballistic glass and advanced engineering processes to fully armor vans and cars. MDT is a leading supplier to the Israeli military, Israeli special forces and special services. MDT's products are proven in intensive battlefield situations and under actual terrorist attack conditions, and are designed to meet the demanding requirements of governmental and private sector customers worldwide.

     SECURITY CONSULTING

         Through our wholly-owned Arcon Security Corporation subsidiary, we focus on protecting life, assets and operations with minimum hindrance to personal freedom and daily activities. Arcon Security, which provides homeland security consulting and other services, has signed an agreement with Rafael Armament Development Authority Ltd., Israel's leading defense research and Development Company, to market and implement certain of Rafael's Homeland Security products and technology in the United States.

ELECTRIC FUEL BATTERIES

     ZINC-AIR FUEL CELLS AND BATTERIES

         We conduct our Zinc-Air battery business through our wholly-owned subsidiary Electric Fuel Battery Corporation. We believe that our Zinc-Air batteries provides the highest energy and power density combination available today in the defense market, making them particularly appropriate where long missions are required and low weight is important.

         Our line of existing battery products for the military and defense sectors includes Advanced Zinc-Air Power Packs (AZAPPs) utilizing our most advanced cells (which have specific energy of 400 watt-hours per kilogram), a line of super-lightweight AZAPPs that feature the same 400 Wh/kg cell technology in smaller cells, and our new, high-power Zinc-Air Power Packs (ZAPPs), which offer extended-use portable power using our commercial Zinc-Air cell technology. Our AZAPPs have received a National Stock Number (a Department of Defense catalog number assigned to products authorized for use by the U.S. military), making our AZAPPs available for purchase by all units of the U.S. Armed Forces.

         We are continuing to expand the development of other advanced uses of our battery technology for applications that demand high energy and light weight. We also produce water-activated lifejacket lights for commercial aviation and marine applications, and will pursue further development of the safety products business.

     ELECTRIC VEHICLE

         Our Electric Vehicle effort, conducted through our subsidiary Electric Fuel Battery Corp., continues to focus on obtaining and implementing demonstration projects in the U.S. and Europe, and on building broad industry partnerships that can lead to eventual commercialization of the Zinc-Air energy system. This approach supports our long-term strategy of achieving widespread implementation of the Electric Fuel Zinc-Air energy system for electric vehicles in large commercial and mass transit vehicle fleets. Our all-electric bus, powered by our Zinc-Air fuel cell technology, has demonstrated a world-record 127-mile range under rigorous urban conditions, and we have successfully demonstrated our vehicle in "on-the-road" programs in Germany, Sweden, Italy, Israel and the United States, most recently in public tests in Las Vegas, Nevada, in November 2001, and in Washington, D.C., on Capitol Hill, with the participation of certain members of the United States Senate, in March 2002. We intend to strengthen existing relationships and to develop new networks of strategic alliances with fleet operators, companies engaged in energy production and transportation, automobile manufacturers and others in order to establish the infrastructure necessary for further development and commercialization of the Electric Fuel Zinc-Air system.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FACILITIES

         We were incorporated in Delaware in 1990. Our principal executive offices are located at 632 Broadway, New York, New York 10012, and our telephone number is (646) 654-2107. Our Internet address is www.arotech.com. Our periodic reports to the Securities Exchange Commission, as well as recent filings relating to transactions in our securities by our executive officers and directors, that have been filed with the Securities and Exchange Commission in EDGAR format are available through hyperlinks located on the investor relations page of our website, at www.arotech.com/compro/investor.html. INFORMATION ON OUR WEBSITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

         The offices and facilities of our two of our principal subsidiaries, Electric Fuel Limited (EFL) and MDT, are located in Israel (in Beit Shemesh and Lod, respectively, both of which are within Israel's pre-1967 borders). We conduct research and development activities through EFL, and most of our senior management is located at EFL's facilities. We also conduct development and production activities at IES's offices in Littleton, Colorado, and at our production facility in Auburn, Alabama, which builds and tests advanced batteries for the defense market.

--------------------------------------------------------------------------------

                                                      6
                                  RISK FACTORS

  AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS
   PROSPECTUS IN ADDITION TO OUR FINANCIAL STATEMENTS BEFORE INVESTING IN OUR COMMON STOCK. IN ADDITION TO THE FOLLOWING RISKS, THERE MAY ALSO BE RISKS THAT WE DO NOT YET KNOW OF OR THAT WE CURRENTLY THINK ARE IMMATERIAL THAT MAY ALSO
  IMPAIR OUR BUSINESS OPERATIONS. THE TRADING PRICE OF OUR COMMON STOCK COULD
    DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR
                                  INVESTMENT.

BUSINESS-RELATED RISKS

     WE HAVE HAD A HISTORY OF LOSSES AND MAY INCUR FUTURE LOSSES.

         We were incorporated in 1990 and began our operations in 1991. We have funded our operations principally from funds raised in each of the initial public offering of our common stock in February 1994; through subsequent public and private offerings of our common stock and equity and debt securities convertible into shares of our common stock; research contracts and supply contracts; funds received under research and development grants from the Government of Israel; and sales of products that we and our subsidiaries manufacture. We have periodically incurred significant operating losses since our inception. Additionally, as of September 30, 2003, we had an accumulated deficit of approximately $104.4 million. There can be no assurance that we will ever be able to maintain profitability consistently or that our business will continue to exist.

     OUR EXISTING INDEBTEDNESS MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FUNDS AND MAY INCREASE OUR VULNERABILITY TO ECONOMIC OR BUSINESS DOWNTURNS.

         Our indebtedness aggregated approximately $6.9 million as of October 31, 2003. Accordingly, we are subject to the risks associated with indebtedness, including:

          o we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations, future acquisitions of consumer receivable portfolios, and other purposes;

          o it may be more difficult and expensive to obtain additional funds through financings, if available at all;

          o we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

          o if we default under any of our existing debt instruments or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

The occurrence of any of these events could materially adversely affect our results of operations and financial condition and adversely affect our stock price.

         The agreements governing the terms of our debentures contain numerous affirmative and negative covenants that limit the discretion of our management with respect to certain business matters and place restrictions on us, including obligations on our part to preserve and maintain our assets and restrictions on our ability to incur or guarantee debt, to merge with or sell our assets to another company, and to make significant capital expenditures without the consent of the debenture holders. Our ability to comply with these and other provisions of such agreements may be affected by changes in economic or business conditions or other events beyond our control.

     FAILURE TO COMPLY WITH THE TERMS OF OUR DEBENTURES COULD RESULT IN A DEFAULT THAT COULD HAVE MATERIAL ADVERSE CONSEQUENCES FOR US.

         A failure to comply with the obligations contained in our debenture agreements could result in an event of default under such agreements which could result in an acceleration of the debentures and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the debentures or other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness.

     WE HAVE PLEDGED A SUBSTANTIAL PORTION OF OUR ASSETS TO SECURE OUR
BORROWINGS.

         Our debentures are secured by a substantial portion of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditors to satisfy our obligations to the secured creditors, which could materially adversely affect our results of operations and financial condition and adversely affect our stock price.

     WE NEED SIGNIFICANT AMOUNTS OF CAPITAL TO OPERATE AND GROW OUR BUSINESS.

         We require substantial funds to conduct the necessary research, development and testing of our products; to establish commercial scale manufacturing facilities; and to market our products. We continue to seek additional funding, including through the issuance of equity or debt securities. However, there can be no assurance that we will obtain any such additional financing in a timely manner or on acceptable terms. If additional funds are raised by issuing equity securities, stockholders may incur further dilution. If additional funding is not secured, we will have to modify, reduce, defer or eliminate parts of our anticipated future commitments and/or programs.

     WE MAY NOT BE SUCCESSFUL IN OPERATING A NEW BUSINESS.

         Prior to the IES and MDT acquisitions, our primary business was the marketing and sale of products based on primary and refuelable Zinc-Air fuel cell technology and advancements in battery technology for defense and security products and other military applications, electric vehicles and consumer electronics. As a result of the IES and MDT acquisitions, a substantial component of our business will be the marketing and sale of hi-tech multimedia and interactive digital solutions for training military, law enforcement and security personnel and sophisticated lightweight materials and advanced engineering processes used to armor vehicles. These are new businesses for us and our management group has limited experience operating these types of businesses. Although we have retained the management personnel at IES and MDT, we cannot assure that such personnel will continue to work for us or that we will be successful in managing this new business. If we are unable to successfully operate these new businesses, especially the business of IES, our business, financial condition and results of operations could be materially impaired.

     WE CANNOT ASSURE YOU OF MARKET ACCEPTANCE OF OUR MILITARY ZINC-AIR BATTERY PRODUCTS AND ELECTRIC VEHICLE TECHNOLOGY.

         Our batteries for the defense industry and a signal light powered by water-activated batteries for use in life jackets and other rescue apparatus are the only commercial Zinc-Air battery products we currently have available for sale. Significant resources will be required to develop and produce additional consumer products utilizing this technology on a commercial scale. Additional development will be necessary in order to commercialize our technology and each of the components of the Electric Fuel System for electric vehicles and defense products. We cannot assure you that we will be able to successfully develop, engineer or commercialize our Zinc-Air energy system, or that we will be able to develop products for commercial sale or that, if developed, they can be produced in commercial quantities or at acceptable costs or be successfully marketed. The likelihood of our future success must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the operation and development of a relatively early stage business and with development activities generally.

         We believe that public pressure and government initiatives are important factors in creating an electric vehicle market. However, there can be no assurance that there will be sufficient public pressure or that further legislation or other governmental initiatives will be enacted, or that current legislation will not be repealed, amended, or have its implementation delayed. In addition, we are subject to the risk that even if an electric fuel vehicle market develops, a different form of zero emission or low emission vehicle will dominate the market. In addition, we cannot assure you that other solutions to the problem of containing emissions created by internal combustion engines will not be invented, developed and produced. Any other solution could achieve greater market acceptance than electric vehicles. The failure of a significant market for electric vehicles to develop would have a material adverse effect on our ability to commercialize this aspect of our technology. Even if a significant market for electric vehicles develops, there can be no assurance that our technology will be commercially competitive within that market.

     OUR ACQUISITION STRATEGY INVOLVES VARIOUS RISKS.

         Part of our strategy is to grow through the acquisition of companies that will complement our existing operations or provide us with an entry into markets we do not currently serve. Growth through acquisitions involves substantial risks, including the risk of improper valuation of the acquired business and the risk of inadequate integration. There can be no assurance that suitable acquisition candidates will be available, that we will be able to acquire or manage profitably such additional companies or that future acquisitions will produce returns that justify our investments therein. In addition, we may compete for acquisition and expansion opportunities with companies that have significantly greater resources than we do. Furthermore, acquisitions could disrupt our ongoing business, distract the attention of our senior managers, make it difficult to maintain our operational standards, controls and procedures and subject us to contingent and latent risks that are different, in nature and magnitude, than the risks we currently face.

         We may finance future acquisitions with cash from operations or additional debt or equity financings. There can be no assurance that we will be able to generate internal cash or obtain financing from external sources or that, if available, such financing will be on terms acceptable to us. The issuance of additional common stock to finance acquisitions may result in substantial dilution to our stockholders. Any debt financing may significantly increase our leverage and may involve restrictive covenants which limit our operations.

     WE MAY NOT SUCCESSFULLY INTEGRATE OUR NEW ACQUISITIONS.

         In light of our recent acquisitions of IES and MDT, our success will depend in part on our ability to manage the combined operations of these companies and to integrate the operations and personnel of these companies along with our other subsidiaries and divisions into a single organizational structure. There can be no assurance that we will be able to effectively integrate the operations of our subsidiaries and divisions and our newly-acquired businesses into a single organizational structure. Integration of these operations could also place additional pressures on our management as well as on our key technical resources. The failure to successfully manage this integration could have an adverse material effect on us.

         If we are successful in acquiring additional businesses, we may experience a period of rapid growth that could place significant additional demands on, and require us to expand, our management, resources and management information systems. Our failure to manage any such rapid growth effectively could have a material adverse effect on our financial condition, results of operations and cash flows.

     IF WE ARE UNABLE TO MANAGE OUR GROWTH, OUR OPERATING RESULTS WILL BE IMPAIRED.

         We are currently experiencing a period of growth and development activity which could place a significant strain on our personnel and resources. Our activity has resulted in increased levels of responsibility for both existing and new management personnel. Many of our management personnel have had limited or no experience in managing growing companies. We have sought to manage our current and anticipated growth through the recruitment of additional management and technical personnel and the implementation of internal systems and controls. However, our failure to manage growth effectively could adversely affect our results of operations.

     WE WILL NEED TO DEVELOP THE EXPERIENCE TO MANUFACTURE CERTAIN OF OUR PRODUCTS IN COMMERCIAL QUANTITIES AND AT COMPETITIVE PRICES.

         We currently have limited experience in manufacturing in commercial quantities and have, to date, produced only limited quantities of military batteries and components of the batteries for electric vehicles. In order for us to be successful in the commercial market, these products must be manufactured to meet high quality standards in commercial quantities at competitive prices. The development of the necessary manufacturing technology and processes will require extensive lead times and the commitment of significant amounts of financial and engineering resources, which may not be available to us. We cannot assure you that we will successfully develop this technology or these processes. Moreover, we cannot assure you that we will be able to successfully implement the quality control measures necessary for commercial manufacturing.

     SOME OF THE COMPONENTS OF OUR TECHNOLOGY AND OUR PRODUCTS POSE POTENTIAL SAFETY RISKS WHICH COULD CREATE POTENTIAL LIABILITY EXPOSURE FOR US.

         Some of the components of our technology and our products contain elements that are known to pose potential safety risks. Also, because electric vehicle batteries contain large amounts of electrical energy, they may cause injuries if not handled properly. In addition to these risks, and although we incorporate safety procedures in our research, development and manufacturing processes, there can be no assurance that accidents in our facilities will not occur. Any accident, whether occasioned by the use of all or any part of our products or technology or by our manufacturing operations, could adversely affect commercial acceptance of our products and could result in significant production delays or claims for damages resulting from injuries. Any of these occurrences would materially adversely affect our operations and financial condition.

     WE MAY FACE PRODUCT LIABILITY CLAIMS.

         To date, there have been no material claims or threatened claims against us by users of our products, including the products manufactured by MDT, based on a failure of our products to perform as specified. In the event that any claims for substantial amounts were to be asserted against us, they could have a materially adverse effect on our financial condition and results of operations. We maintain general product liability insurance. However, there is no assurance that the amount of our insurance will be sufficient to cover potential claims or that the present amount of insurance can be maintained at the present level of cost, or at all.

     SOME OF OUR BUSINESS IS DEPENDENT ON GOVERNMENT CONTRACTS.

         Most of IES's customers to date have been in the public sector of the U.S., including the federal, state and local governments, and in the public sectors of a number of other countries, and most of MDT's customers have been in the public sector in Israel, in particular the Ministry of Defense. Additionally, all of our sales to date of our battery products for the military and defense sectors have been in the public sector in the United States. A significant decrease in the overall level or allocation of defense spending or law enforcement in the U.S. or other countries could have a material adverse effect on our future results of operations and financial condition. MDT has already experienced a slowdown in orders from the Ministry of Defense due to budget constraints and a requirement of U.S. aid to Israel that a substantial proportion of such aid be spent in the U.S., where MDT does not yet have a factory in operation.

         Sales to public sector customers are subject to a multiplicity of detailed regulatory requirements and public policies as well as to changes in training and purchasing priorities. Contracts with public sector customers may be conditioned upon the continuing availability of public funds, which in turn depends upon lengthy and complex budgetary procedures, and may be subject to certain pricing constraints. Moreover, U.S. government contracts and those of many international government customers may generally be terminated for a variety of factors when it is in the best interests of the government and contractors may be suspended or debarred for misconduct at the discretion of the government. There can be no assurance that these factors or others unique to government contracts or the loss or suspension of necessary regulatory licenses will not have a material adverse effect on our future results of operations and financial condition.

     OUR FIELDS OF BUSINESS ARE HIGHLY COMPETITIVE.

         The competition to develop defense and security products and electric vehicle battery systems, and to obtain funding for the development of these products, is, and is expected to remain, intense.

         Our defense and security products compete with other manufacturers of specialized training systems, including Firearms Training Systems, Inc., a producer of interactive simulation systems designed to provide training in the handling and use of small and supporting arms. In addition, we compete with manufacturers and developers of armor for cars and vans, including O'Gara-Hess & Eisenhardt, a division of Armor Holdings, Inc.

         Our battery technology competes with other battery technologies, as well as other Zinc-Air technologies. The competition in this area of our business consists of development stage companies, major international companies and consortia of such companies, including battery manufacturers, automobile manufacturers, energy production and transportation companies, consumer goods companies and defense contractors. Many of our competitors have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than ours.

         Various battery technologies are being considered for use in electric vehicles and defense and safety products by other manufacturers and developers, including the following: lead-acid, nickel-cadmium, nickel-iron, nickel-zinc, nickel-metal hydride, sodium-sulfur, sodium-nickel chloride, zinc-bromine, lithium-ion, lithium-polymer, lithium-iron sulfide, primary lithium, rechargeable alkaline and Zinc-Air.

         If we are unable to compete successfully in each of our operating areas, especially in the defense and security products area of our business, our business and results of operations could be materially adversely affected.

     FAILURE TO RECEIVE REQUIRED REGULATORY PERMITS OR TO COMPLY WITH VARIOUS REGULATIONS TO WHICH WE ARE SUBJECT COULD ADVERSELY AFFECT OUR BUSINESS.

         Regulations in Europe, Israel, the United States and other countries impose various controls and requirements relating to various components of our business. While we believe that our current and contemplated operations conform to those regulations, we cannot assure you that we will not be found to be in non-compliance. We have applied for, and received, the necessary permits under the Israel Dangerous Substances Law, 5753-1993, required for the use of potassium hydroxide and zinc metal. However, there can be no assurance that changes in these regulations or the adoption of new regulations will not impose costly compliance requirements on us, subject us to future liabilities, or restrict our ability to operate our business.

     OUR BUSINESS IS DEPENDENT ON PATENTS AND OTHER PROPRIETARY RIGHTS THAT MAY BE DIFFICULT TO PROTECT AND COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

         Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and licensing arrangements. We hold patents, provisional patents, or patent applications, covering elements of our technology in the United States and in Europe. In addition, we have patent applications pending in the United States and in foreign countries, including the European Community, Israel and Japan. We intend to continue to file patent applications covering important features of our technology. We cannot assure you, however, that patents will issue from any of these pending applications or, if patents issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, we cannot assure you that any of our patents will not be challenged or invalidated, that any of our issued patents will afford protection against a competitor or that third parties will not make infringement claims against us.

         Litigation, or participation in administrative proceedings, may be necessary to protect our proprietary rights. This type of litigation can be costly and time consuming and could divert company resources and management attention to defend our rights, and this could harm us even if we were to be successful in the litigation. The invalidation of patents owned by or licensed to us could have a material adverse effect on our business. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States.

Therefore, there can be no assurance that foreign patent applications related to patents issued in the United States will be granted. Furthermore, even if these patent applications are granted, some foreign countries provide significantly less patent protection than the United States. In the absence of patent protection, and despite our reliance upon our proprietary confidential information, our competitors may be able to use innovations similar to those used by us to design and manufacture products directly competitive with our products. In addition, no assurance can be given that others will not obtain patents that we will need to license or design around. To the extent any of our products are covered by third-party patents, we could require a license under such patents to develop and market our patents.

         Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so. In addition, competition is intense, and there can be no assurance that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. Moreover, in the event of patent litigation, we cannot assure you that a court would determine that we were the first creator of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for those inventions. If existing or future third-party patents containing broad claims were upheld by the courts or if we were found to infringe third party patents, we may not be able to obtain the required licenses from the holders of such patents on acceptable terms, if at all. Failure to obtain these licenses could cause delays in the introduction of our products or necessitate costly attempts to design around such patents, or could foreclose the development, manufacture or sale of our products. We could also incur substantial costs in defending ourselves in patent infringement suits brought by others and in prosecuting patent infringement suits against infringers.

         We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through non-disclosure and confidentiality agreements with our customers, employees, consultants, strategic partners and potential strategic partners. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors.

     WE ARE DEPENDENT ON KEY PERSONNEL AND OUR BUSINESS WOULD SUFFER IF WE FAIL TO RETAIN THEM.

         We are highly dependent on certain members of our management and engineering staff, and the loss of the services of one or more of these persons could adversely affect us. We are especially dependent on the services of our Chairman, President and Chief Executive Officer, Robert S. Ehrlich. The loss of Mr. Ehrlich could have a material adverse effect on us. We are party to an employment agreement with Mr. Ehrlich, which agreement expires at the end of 2005. We do not have key-man life insurance on Mr. Ehrlich.

     THERE ARE RISKS INVOLVED WITH THE INTERNATIONAL NATURE OF OUR BUSINESS.

         A significant portion of our sales are made to customers located outside the U.S., primarily in Europe and Asia. In 2000, 2001 and 2002, without taking account of revenues derived from discontinued operations, 45%, 49%, and 56%, respectively, of our revenues, including, in the case of 2002, the revenues of IES and MDT, were derived from sales to customers located outside the U.S. We expect that our international customers will continue to account for a substantial portion of our revenues in the near future. Sales to international customers may be subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, foreign taxes, longer payment cycles and changes in import/export regulations and tariff rates. In addition, various forms of protectionist trade legislation have been and in the future may be proposed in the U.S. and certain other countries. Any resulting changes in current tariff structures or other trade and monetary policies could adversely affect our sales to international customers.

     INVESTORS SHOULD NOT PURCHASE OUR COMMON STOCK WITH THE EXPECTATION OF RECEIVING CASH DIVIDENDS.

         We currently intend to retain any future earnings for funding growth and, as a result, do not expect to pay any cash dividends in the foreseeable future.

MARKET-RELATED RISKS

     THE PRICE OF OUR COMMON STOCK IS VOLATILE.

         The market price of our common stock has been volatile in the past and may change rapidly in the future. The following factors, among others, may cause significant volatility in our stock price:

          o    Announcements by us, our competitors or our customers;

          o The introduction of new or enhanced products and services by us or our competitors;

          o Changes in the perceived ability to commercialize our technology compared to that of our competitors;

          o    Rumors relating to our competitors or us;

          o    Actual or anticipated fluctuations in our operating results; and

          o    General market or economic conditions.

     IF OUR SHARES WERE TO BE DELISTED, OUR STOCK PRICE MIGHT DECLINE FURTHER AND WE MIGHT BE UNABLE TO RAISE ADDITIONAL CAPITAL.

         Our common stock trades on the Nasdaq National Market, which specifies certain requirements for the continued listing of common stock. One of these requirements, codified in Marketplace Rule 4450(a)(3), states that a Maintenance Standard 1 company, like us, must maintain stockholders' equity of at least $10 million. Although our stockholders' equity as of September 30, 2003 stood at $11.4 million, as a result of conversions of our debentures and exercises of our warrants in May and June 2003, our stockholders' equity has fallen below $10 million from time to time. Continued compliance with the $10 million stockholders' equity requirement will be dependant in great part upon our ability to become profitable, which would cause our retained earnings to increase, thereby increasing the amount of stockholders' equity. Additional warrant exercises, debenture conversions and/or sales of our common stock would also positively impact our stockholders' equity. Conversely, failure to become profitable may be expected to have a negative impact on stockholders' equity.

         Another of the continued listing standards for our stock on the Nasdaq National Market is the maintenance of a $1.00 bid price. Our stock price has periodically traded below $1.00 in the recent past. If our bid price were to go and remain below $1.00 for 30 consecutive business days, Nasdaq could notify us of our failure to meet the continued listing standards, after which we would have 180 calendar days to correct such failure or be delisted from the Nasdaq National Market.

         Although we would have the opportunity to appeal any potential delisting, there can be no assurances that this appeal would be resolved favorably. As a result, there can be no assurance that our common stock will remain listed on the Nasdaq National Market. If our common stock were to be delisted from the Nasdaq National Market, we might apply to be listed on the Nasdaq SmallCap market; however, there can be no assurance that we would be approved for listing on the Nasdaq SmallCap market, which has the same $1.00 minimum bid and other similar requirements as the Nasdaq National Market, although with a lower stockholders' equity requirement of $2.5 million. If we were to move to the Nasdaq SmallCap market, current Nasdaq regulations would give us the opportunity to obtain an additional 180-day grace period and an additional 90-day grace period after that if we meet certain net income, stockholders' equity or market capitalization criteria. While our stock would continue to trade on the over-the-counter bulletin board following any delisting from the Nasdaq, any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public equity markets.

         In addition, if we fail to maintain Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of our securities held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in transactions, thereby making it more difficult for our stockholders to dispose of their shares.

     WE ARE SUBJECT TO SIGNIFICANT INFLUENCE BY SOME STOCKHOLDERS THAT MAY HAVE THE EFFECT OF DELAYING OR PREVENTING A CHANGE IN CONTROL.

         As of October 31, 2003, our directors, executive officers and principal stockholders and their affiliates (including Leon S. Gross (8.2%) and Robert S. Ehrlich (4.7%)) collectively are deemed beneficially to own approximately 12.6% of the outstanding shares of our common stock, including options exercisable within 60 days of October 31, 2003. As a result, these stockholders are able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, preventing or discouraging a change in control of Arotech.

         Pursuant to a voting rights agreement dated September 30, 1996, as amended, between Leon S. Gross, Robert S. Ehrlich, Yehuda Harats and us, Lawrence M. Miller, Mr. Gross's advisor, is entitled to be nominated to serve on our board of directors so long as Mr. Gross, his heirs or assigns retain beneficial ownership of at least 1,375,000 shares of common stock. In addition, under the voting rights agreement, Mr. Gross and Messrs. Ehrlich and Harats agreed to vote and take all necessary action so that Messrs. Ehrlich, Harats and Miller shall serve as members of the board of directors until the earlier of December 28, 2004 or our fifth annual meeting of stockholders after December 28, 1999. Mr. Harats resigned as a director in 2002; however, we believe that Mr. Harats must continue to comply with the terms of this agreement.

     A SUBSTANTIAL NUMBER OF OUR SHARES ARE AVAILABLE FOR SALE IN THE PUBLIC MARKET AND SALES OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Sales of a substantial number of shares of common stock into the public market, or the perception that those sales could occur, could adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. As of October 31, 2003, we had 42,724,203 shares of common stock issued and outstanding. Of these shares, most are freely transferable without restriction under the Securities Act of 1933, and a substantial portion of the remaining shares may be sold subject to the volume restrictions, manner-of-sale provisions and other conditions of Rule 144 under the Securities Act of 1933.

         In connection with a stock purchase agreement dated September 30, 1996 between Leon S. Gross and us, we also entered into a registration rights agreement with Mr. Gross dated September 30, 1996, setting forth registration rights with respect to the shares of common stock issued to Mr. Gross in connection with the offering. These rights include the right to make two demands for the registration of the shares of our common stock owned by Mr. Gross. In addition, Mr. Gross was granted unlimited rights to "piggyback" on registration statements that we file for the sale of our common stock. Mr. Gross presently owns 3,488,534 shares, of which 1,538,462 have never been registered.

         In addition, pursuant to the terms of their employment agreements with us, both Yehuda Harats and Robert S. Ehrlich have a right to demand registration of their shares. Of the 551,835 shares owned by Mr. Harats, 435,404 shares have never been registered, and of the 688,166 shares owned by Mr. Ehrlich, 453,933 shares have never been registered.

     EXERCISE OF OUR WARRANTS, OPTIONS AND CONVERTIBLE DEBT COULD ADVERSELY AFFECT OUR STOCK PRICE AND WILL BE DILUTIVE.

     As of October 31, 2003, there were outstanding warrants to purchase a total of 7,284,070 shares of our common stock at a weighted average exercise price of $1.99 per share, options to purchase a total of 8,702,039 shares of our common stock at a weighted average exercise price of $1.35 per share, of which 5,229,501 were vested and exercisable within 60 days of such date, at a weighted average exercise price of $1.78 per share, and outstanding debentures convertible into a total of 6,144,701 shares of our common stock at a weighted average conversion price of $1.00 per share. Holders of our options, warrants and convertible debt will probably exercise or convert them only at a time when the price of our common stock is higher than their respective exercise or conversion prices. Accordingly, we may be required to issue shares of our common stock at a price substantially lower than the market price of our stock. This could adversely affect our stock price. In addition, if and when these shares are issued, the percentage of our common stock that existing stockholders own will be diluted.

     OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Provisions of our amended and restated certificate of incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

          o divide our board of directors into three classes serving staggered three-year terms;

          o only permit removal of directors by stockholders "for cause," and require the affirmative vote of at least 85% of the outstanding common stock to so remove; and

          o allow us to issue preferred stock without any vote or further action by the stockholders.

     The classification system of electing directors and the removal provision may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or may make it more difficult for stockholders to take certain corporate actions. The amendment of any of these provisions would require approval by holders of at least 85% of the outstanding common stock.

ISRAEL-RELATED RISKS

     A SIGNIFICANT PORTION OF OUR OPERATIONS TAKES PLACE IN ISRAEL, AND WE COULD BE ADVERSELY AFFECTED BY THE ECONOMIC, POLITICAL AND MILITARY CONDITIONS IN THAT REGION.

         The offices and facilities of two of our principal subsidiaries, EFL and MDT, are located in Israel (in Beit Shemesh and Lod, respectively, both of which are within Israel's pre-1967 borders). We conduct research and development activities through EFL, and most of our senior management is located at EFL's facilities. Although we expect that most of our sales will be made to customers outside Israel, we are nonetheless directly affected by economic, political and military conditions in that country. Accordingly, any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.

         Historically, Arab states have boycotted any direct trade with Israel and to varying degrees have imposed a secondary boycott on any company carrying on trade with or doing business in Israel. Although in October 1994, the states comprising the Gulf Cooperation Council (Saudi Arabia, the United Arab Emirates, Kuwait, Dubai, Bahrain and Oman) announced that they would no longer adhere to the secondary boycott against Israel, and Israel has entered into certain agreements with Egypt, Jordan, the Palestine Liberation Organization and the Palestinian Author-ity, Israel has not entered into any peace arrangement with Syria or Lebanon. Moreover, since September 2000, there has been a significant deterioration in Israel's relationship with the Palestinian Authority, and a significant increase in terror and violence. Efforts to resolve the problem have failed to result in an agreeable solution. Continued hostilities between the Palestinian community and Israel and any failure to settle the conflict may have a material adverse effect on our business and us. Moreover, the current political and security situation in the region has already had an adverse effect on the economy of Israel, which in turn may have an adverse effect on us.

         Many of our employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. No assessment can be made of the full impact of such requirements on us in the future, particularly if emergency circumstances occur, and no prediction can be made as to the effect on us of any expansion of these obligations. However, further deterioration of hostilities with the Palestinian community into a full-scale conflict might require more widespread military reserve service by some of our employees, which could have a material adverse effect on our business.

     SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES ON US AND OUR OFFICERS MAY BE DIFFICULT TO OBTAIN.

         We are organized under the laws of the State of Delaware and will be subject to service of process in the United States. However, approximately 49% of our assets are located outside the United States. In addition, two of our directors and all of our executive officers are residents of Israel and all or a substantial portion of the assets of such directors and executive officers are located outside the United States.

         There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act. As a result, it may not be possible for investors to enforce or effect service of process upon these directors and executive officers or to judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against our assets, as well as the assets of these directors and executive officers. In addition, awards of punitive damages in actions brought in the U.S. or elsewhere may be unenforceable in Israel.

     OUR GRANTS FROM THE ISRAELI GOVERNMENT IMPOSE CERTAIN RESTRICTIONS ON US.

         Between 1992 and 2001, our Israeli subsidiary, EFL, received funding from the Office of the Chief Scientist of the Israel Ministry of Industry and Trade relating to the development of our Zinc-Air battery products, such as our electric vehicle and our batteries and chargers for consumer products. Between 1998 and 2000, we have also received funds from the Israeli-U.S. Bi-National Industrial Research and Development (BIRD) Foundation. Through the end of 2002, we had received an aggregate of $9.9 million (net of royalties paid) from grants from the Chief Scientist and $772,000 from grants from BIRD. The funding from the Chief Scientist prohibits the transfer or license of know-how and the manufacture of resulting products outside of Israel without the permission of the Chief Scientist. Although we believe that the Chief Scientist does not unreasonably withhold this permission if the request is based upon commercially justified circumstances and any royalty obligations to the Chief Scientist are sufficiently assured, the matter is solely within the discretion of the Chief Scientist, and we cannot be sure that such consent, if requested, would be granted upon terms satisfactory to us or granted at all. Without such consent, we would be unable to manufacture any products developed by this research outside of Israel, even if it would be less expensive for us to do so. Additionally, current regulations require that, in the case of the approved transfer of manufacturing rights out of Israel, the maximum amount to be repaid through royalty payments would be increased to between 120% and 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel, and that an increased royalty rate of up to 5% would be applied. These restrictions could adversely affect our potential revenues and net income from the sale of such products.

     EXCHANGE RATE FLUCTUATIONS BETWEEN THE U.S. DOLLAR AND THE ISRAELI NIS MAY NEGATIVELY AFFECT OUR EARNINGS.

Although a substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars, a significant portion of our costs, including personnel and facilities-related expenses, is incurred in

New Israeli Shekels (NIS). Inflation in Israel will have the effect of increasing the dollar cost of our operations in Israel, unless it is offset on a timely basis by a devaluation of the NIS relative to the dollar.

     SOME OF OUR AGREEMENTS ARE GOVERNED BY ISRAELI LAW.

         Israeli law governs both our agreement with IES and our agreement with MDT, as well as certain other agreements, such as our lease agreements on our subsidiaries' premises in Israel. While Israeli law differs in certain respects from American law, we do not believe that these differences materially adversely affect our rights or remedies under these agreements.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words "expects," "anticipates," "estimates" and similar expressions identify forward-looking statements. These statements are "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements, which include statements under the caption "Risk Factors" and elsewhere in this prospectus, refer to the stage of development of our products, the uncertainty of the market for disposable cell phone batteries, significant future capital requirements and our plans to implement our growth strategy, continue our research and development, expand our manufacturing capacity, develop strategic relationships for marketing and other purposes and carefully manage our growth. The forward-looking statements also include our expectations concerning factors affecting the markets for our products.

        These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results that we anticipate. These risks and uncertainties include, but are not limited to, those risks discussed in this prospectus and in the documents incorporated by reference in this prospectus.

         All such forward-looking statements are current only as of the date on which such statements were made. We assume no obligation to update these forward-looking statements or to update the reasons actual results could differ materially from the results anticipated in the forward-looking statements.

         You should rely only on the information in this prospectus and the additional information described under the heading "Where You Can Find Additional Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                 USE OF PROCEEDS

         We cannot guarantee that we will receive any proceeds in connection with this offering.

         Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the Securities offered by this prospectus, if any, for general corporate purposes, which may include funding research, development and product manufacturing, acquisitions or investments in businesses, products or technologies that are complementary to our own, increasing our working capital, reducing indebtedness, and capital expenditures. Pending their uses, we intend to invest the net proceeds of this offering in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities.

                              PLAN OF DISTRIBUTION

     We may sell the Securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

     The distribution of the Securities may be effected from time to time in one or more transactions:

          o at a fixed price or prices, which may be changed from time to time;

          o    at market prices prevailing at the time of sale;

          o    at prices related to those prevailing market prices; or

          o    at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the Securities and any applicable restrictions.

     The applicable prospectus supplement will describe the terms of the offering of the Securities, including the following:

          o    the name or names of any agents or underwriters;

          o    the public offering or purchase price;

          o any discounts and commissions to be allowed or paid to the agent(s) or underwriters;

          o    all other items constituting underwriting compensation;

          o    any discounts and commissions to be allowed or paid to dealers;
               and

          o    any exchanges on which the Securities will be listed.

     Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the Securities being offered pursuant to the applicable prospectus supplement.

     If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

          o    commercial and savings banks;

          o    insurance companies;

          o    pension funds;

          o    investment companies; and

          o    educational and charitable institutions.

     The institutional purchaser's obligations under a contract will be subject only to the condition that the purchase of the offered Securities at the time delivery is allowed by any laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

     We may sell Securities directly to the public, without the use of underwriters, dealers or agents.

     Underwriters, dealers and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make as a result of those civil liabilities.

     Except for our common stock, which is currently listed on the Nasdaq National Market system under the symbol "ARTX," unless we indicate differently in a prospectus supplement, we will not list the Securities on any, or in the case of our common stock, on any other, securities exchange. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security but is not obligated to do so. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

     Agents and underwriters and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital stock consists of 100,000,000 shares of common stock par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of October 31, 2003, 42,724,203 shares of common stock were issued and outstanding, 555,333 shares of common stock were held as treasury shares, and no shares of preferred stock were issued and outstanding.

         The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board's ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our amended and restated certificate of incorporation, as amended, and bylaws for additional information.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as required under Delaware law or the rules of the Nasdaq National Market, the rights of stockholders may not be modified otherwise than by a vote of a majority or more of the shares outstanding. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our board of directors has the authority, within the limitations and restrictions stated in our amended and restated certificate of incorporation and without shareholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock. At present, we have no plans to issue preferred stock.

STOCK OPTIONS

         As of October 31, 2003, options to purchase a total of 8,702,039 shares of common stock at a weighted average exercise price of $1.35 per share were outstanding, 5,229,501 of which were vested and exercisable within 60 days of the date of this prospectus, at a weighted average exercise price of $1.78 per share.

WARRANTS

         As of October 31, 2003, there were outstanding warrants to purchase a total of 7,284,070 shares of common stock at a weighted average exercise price of $1.99 per share.

DEBT INSTRUMENTS

         As of October 31, 2003, there were outstanding debentures convertible into a total of 6,144,701 shares of common stock at a weighted average conversion price of $1.00 per share.

CERTAIN CHARTER PROVISIONS

         Provisions of our amended and restated certificate of incorporation may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

          o divide our board of directors into three classes serving staggered three-year terms;

          o only permit removal of directors by stockholders "for cause," and require the affirmative vote of at least 85% of the outstanding common stock to so remove; and

          o allow us to issue preferred stock without any vote or further action by the stockholders.

         The classification system of electing directors and the removal provision may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or may make it more difficult for stockholders to take certain corporate actions. The amendment of any of these provisions would require approval by holders of at least 85% of the outstanding common stock.

                      DESCRIPTION OF COMMON STOCK WARRANTS

         We may issue, together with common stock or separately, warrants for the purchase of our common stock. The terms of each warrant will be discussed in the applicable prospectus supplement relating to the particular series of warrants. The form(s) of certificate representing the warrants, will be, in each case, filed with the Commission as an exhibit to a document incorporated by reference in the registration statement of which this prospectus is a part on or prior to the date of any prospectus supplement relating to an offering of the particular warrant.

         The prospectus supplement relating to any series of warrants that are offered by this prospectus will describe, among other things, the following terms to the extent they are applicable to that series of warrants:

          o the procedures and conditions relating to the exercise of the warrants;

          o the number of shares of our common stock, if any, issued with the warrants;

          o the date, if any, on and after which the warrants and any related shares of our common stock will be separately transferable;

          o    the offering price of the warrants, if any;

          o the number of shares of our common stock which may be purchased upon exercise of the warrants and the price or prices at which the shares may be purchased upon exercise;

          o the date on which the right to exercise the warrants will begin and the date on which the right will expire;

          o a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

          o    call provisions of the warrants, if any; and

          o    any other material terms of the warrants.

         Each warrant may entitle the holder to purchase for cash, or, in limited circumstances, by effecting a cashless exercise for, the number of shares of our common stock at the exercise price that is described in the applicable prospectus supplement. Warrants will be exercisable during the period of time described in the applicable prospectus supplement. After that period, unexercised warrants will be void. Warrants may be exercised in the manner described in the applicable prospectus supplement.

         A holder of a warrant will not have any of the rights of a holder of our common stock before the common stock is purchased upon exercise of the warrant. Therefore, before a warrant is exercised, the holder of the warrant will not be entitled to receive any dividend payments or exercise any voting or other rights associated with shares of our common stock which may be purchased when the warrant is exercised.

                                  LEGAL MATTERS

         Lowenstein Sandler PC, Roseland, New Jersey will pass upon the validity of the shares of common stock offered by this prospectus for us.

                                     EXPERTS

         The consolidated financial statements of Arotech Corporation (formerly Electric Fuel Corporation) included in Arotech Corporation's amended Annual Report (Form 10-K/A) for the year ended December 31, 2002, have been audited by Kost, Forer & Gabbay, a member of Ernst & Young Global, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report. Such consolidated financial statements have incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at The Woolworth Building, 233 Broadway, New York, New York 10279 and at 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Website that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov.

         This prospectus is part of a Form S-3 registration statement that we have filed with the Securities and Exchange Commission relating to the shares of our common stock being offered hereby. This prospectus does not contain all of the information in the Registration Statement and its exhibits. The Registration Statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the common stock. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the Registration Statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Website.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. The documents we incorporate by reference are:

          o the description of our common stock contained in our registration statement on Form 8-A, Commission File No. 0-23336, as filed with the Securities and Exchange Commission on February 2, 1994;

          o our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002;

          o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

          o our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 6, 2003, April 4, 2003, May 12, 2003, July 17, 2003, August 7, 2003, September 17, 2003,
               September 30, 2003, October 3, 2003 and November 3, 2003.

         All reports and other documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the common stock hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein. We undertake to provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials, at no cost, by telephoning us at the following address:

                               AROTECH CORPORATION
                            632 Broadway, Suite 1200
                            New York, New York 10012
                       Attention: Chief Executive Officer
                                 (646) 654-2107

         You should rely only on the information in this prospectus and the additional information described under the heading "Where You Can Find More Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. Neither we nor the selling stockholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

================================================================================



                                   $20,000,000


                                 [ARITECH LOGO]






                              --------------------
                                   PROSPECTUS
                              --------------------




                                              , 2003




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by Arotech in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

               SEC Registration Fee.................  $  2,534.00
               Legal Fees and Expenses..............     3,000.00
               Accounting Fees and Expenses.........     1,500.00
               Printing and Engraving...............     2,000.00
               Miscellaneous........................       966.00
                                                      -----------
               TOTAL: ..............................  $ 10,000.00
                                                      ===========

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Arotech Corporation is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and By-Laws contain provisions eliminating the liability of directors to the extent permitted by the DGCL.

         Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Article 10 of the Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Company's directors shall not be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director.

         Article 11 of the Company's Certificate of Incorporation provides that the Company shall, to the maximum extent permitted under the DGCL, indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

         The Company also maintains directors' and officers' insurance.

         For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 16.      EXHIBITS

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
   (1)3.1....Registrant's Amended and Restated Certificate of Incorporation

   (2)3.1.1..Amendment to Registrant's Amended and Restated Certificate of Incorporation

   (3)3.2....Amended and Restated By-Laws

   (3)4.1....Specimen Certificates for shares of the Registrant's Common Stock,
             $.01 par value

     *5.1....Legal Opinion of Lowenstein Sandler PC

     *23.1...Consent of Kost Forer & Gabbay

     *23.2...Consent of Lowenstein Sandler PC (contained in the opinion filed as Exhibit 5.1)

     *24.1...Power of Attorney (included as part of the signature page filed herewith)

----------
    *Filed herewith
(1) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1998
(2) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2000
(3) Incorporated by reference to our Registration Statement on Form S-1 (Registration No. 33-73256), which became effective on February 23, 1994

ITEM 17.      UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of November, 2003.

                                             AROTECH CORPORATION


                                             By: /s/ Robert S. Ehrlich
                                                --------------------------------
                                                 Name:   Robert S. Ehrlich
                                                 Title:  Chairman, President and
                                                         Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Ehrlich and Yaakov Har-Oz, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement or amendment has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

            SIGNATURE                                   TITLE                               DATE
            ---------                                   -----                               ----

   /s/ Robert S. Ehrlich            Chairman, President, Chief Executive Officer      November  14 , 2003
 --------------------------------                   and Director                               ----
       Robert S. Ehrlich                  (Principal Executive Officer)

       /s/ Avihai Shen                  Vice President - Finance and Chief            November  14 , 2003
 --------------------------------                Financial Officer                             ----
           Avihai Shen                     (Principal Financial Officer)

       /s/ Danny Waldner                                                              November  14 , 2003
 --------------------------------                     Controller                               ----
           Danny Waldner                   (Principal Accounting Officer)

        /s/ Steven Esses                   Executive Vice President, Chief            November  14 , 2003
 --------------------------------                 Operating Officer                            ----
            Steven Esses                            and Director

       /s/ Jay M. Eastman                             Director                        November  14 , 2003
 --------------------------------                                                              ----
        Dr. Jay M. Eastman

     /s/ Lawrence M. Miller                           Director                        November  14 , 2003
 --------------------------------                                                              ----
         Lawrence M. Miller

      /s/ Jack E. Rosenfeld                           Director                        November  14 , 2003
 --------------------------------                                                              ----
          Jack E. Rosenfeld

      /s/ Bert W. Wasserman                           Director                        November  14 , 2003
 --------------------------------                                                              ----
          Bert W. Wasserman